Exhibit 4.2

CLICKABLE ENTERPRISES, INC.
711 South Columbus Avenue
Mount Vernon, New York 10550
(914) 699-5190

October 15, 2004

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd. (f/k/a AJW/New Millennium Offshore, Ltd.)
AJW Qualified Partners, LLC (f/k/a Pegasus Capital Partners, LLC)
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

Re:	Clickable Enterprises, Inc. (f/k/a Achievement Tec Holdings, Inc.)
(the “Company”) - Amendment of Debentures

Ladies and Gentlemen:

This letter sets forth the agreement of the parties hereto to provide for (i) an extension of the maturity dates of certain debentures which are convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), originally issued by the Company to the investors listed in the signature pages hereto (collectively, the “Investors”) in June 2001, August 2001, May 2002, June 2003, November 2003 and January 2004 (the “Debentures”), as set forth on Schedule 1 attached hereto; (ii) the amendment of the conversion price of the Debentures; (iii) the amendment of the interest rate of the Debentures; and (iv) certain other agreements of the parties hereto.

By execution hereof, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

2.	The Maturity Date (as defined in each of the Debentures) is hereby extended until three (3) years from the date hereof.

3.	The Conversion Price (as defined in the Debentures) of the Debentures shall hereafter be calculated as follows:

The Conversion Price shall be the Applicable Percentage (as defined herein) multiplied by the Market Price (as defined herein). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the twenty (20) Trading Day period ending one Trading Day prior to the date the Conversion Notice is sent by the Holder to the Borrower via facsimile (the “Conversion Date”). “Trading Price” means, for any security as of any date, the intraday trading price on the Over-the-Counter Bulletin Board (the “OTCBB”) as reported by a reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority in interest of the Debentures and the Borrower or, if the OTCBB is not the principal trading market for such security, the intraday trading price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no intraday trading price of such security is available in any of the foregoing manners, the average of the intraday trading prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the holders of a majority in interest of the Debentures being converted for which the calculation of the Trading Price is required in order to determine the Conversion Price of such Debentures. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. “Applicable Percentage” shall mean 50.0%.

4.	The interest rate applicable to the Debentures shall be eight percent (8%).

5.	The Investors hereby agree to forgive an aggregate of $250,000 in accrued interest on the Debentures as set forth on Schedule 2 attached hereto.

6.
The Company shall promptly respond to all requests by the Investors for conversion of the Debentures and will take, or cause to be taken, any and all action required by it or its counsel in connection with the conversion of the Debentures, including without limitation the delivery of representation letters and opinion letters.

7.	All other provisions of the Debentures shall remain in full force and effect.

8.
The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of amended Debentures.

9.	Each of the Debentures shall be marked to note the existence of this letter or to reflect the amendments contained herein.

Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,

CLICKABLE ENTERPRISES, INC.

/s/
Nicholas Cirillo, Jr.
President
ACCEPTED AND AGREED:

AJW PARTNERS, LLC
By: SMS GROUP, LLC

Corey S. Ribotsky, Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: FIRST STREET MANAGER II, LLC,

Corey S. Ribotsky, Manager

AJW OFFSHORE, LTD.
By: FIRST STREET MANAGER II, LLC

Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW MANAGER, LLC

Corey S. Ribotsky, Manager

SCHEDULE 1 - OUTSTANDING DEBENTURES

Investor	Date of Debenture	Original Principal Amount
AJW Partners, LLC	June 29, 2001	$398,829.30
New Millennium Capital Partners II, LLC	June 29, 2001	$794,119.79
AJW Partners, LLC	August 13, 2001	$125,000
New Millennium Capital Partners II, LLC	August 13, 2001	$125,000
AJW Partners, LLC	May 8, 2002	$37,500
New Millennium Capital Partners II, LLC	May 8, 2002	$37,500
AJW Offshore, Ltd.	May 8, 2002	$112,500
AJW Qualified Partners, LLC	May 8, 2002	$112,500
AJW Partners, LLC	June 6, 2003	$121,875
AJW Offshore, Ltd.	June 6, 2003	$121,875
AJW Qualified Partners, LLC	June 6, 2003	$56,250
AJW Partners, LLC	November 3, 2003	$121,875
AJW Offshore, Ltd.	November 3, 2003	$121,875
AJW Qualified Partners, LLC	November 3, 2003	$56,250
AJW Partners, LLC	January 16, 2004	$81,250
AJW Offshore, Ltd.	January 16, 2004	$81,250
AJW Qualified Partners, LLC	January 16, 2004	$37,500

SCHEDULE 2 - INTEREST FORGIVEN

Investor	Date of Debenture	Interest Forgiven
AJW Partners, LLC	June 29, 2001
New Millennium Capital Partners II, LLC	June 29, 2001
AJW Partners, LLC	August 13, 2001
New Millennium Capital Partners II, LLC	August 13, 2001
AJW Partners, LLC	May 8, 2002
New Millennium Capital Partners II, LLC	May 8, 2002
AJW Offshore, Ltd.	May 8, 2002
AJW Qualified Partners, LLC	May 8, 2002
AJW Partners, LLC	June 6, 2003
AJW Offshore, Ltd.	June 6, 2003
AJW Qualified Partners, LLC	June 6, 2003
AJW Partners, LLC	November 3, 2003
AJW Offshore, Ltd.	November 3, 2003
AJW Qualified Partners, LLC	November 3, 2003
AJW Partners, LLC	January 16, 2004
AJW Offshore, Ltd.	January 16, 2004
AJW Qualified Partners, LLC	January 16, 2004